UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  March 28, 2016
(Date of earliest event reported:  March 24, 2016)

Revlon, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11178	13-3662955
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One New York Plaza New York, New York	10004
(Address of Principal Executive Offices)	(Zip Code)

(212) 527-4000
(Registrant's telephone number, including area code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02. Appointment of Certain Officers; Election of Directors; Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Fabian T. Garcia as President and Chief Executive Officer and Director.  On March 27, 2016, the Board of Directors of Revlon, Inc. ("Revlon" and together with its subsidiaries, including, without limitation, Revlon Consumer Products Corporation ("RCPC"), the "Company"), elected Fabian T. Garcia as the Company's President and Chief Executive Officer, effective April 15, 2016. Mr. Garcia was also appointed to serve as a member of Revlon's Board of Directors, as well as RCPC's Board of Directors, effective April 15, 2016.  Mr. Garcia replaces Lorenzo Delpani, who served as the Company's President and Chief Executive Officer from November 2013 through March 1, 2016. As previously disclosed on a Current Report on Form 8-K that each of Revlon and RCPC filed with the SEC on March 4, 2016, Mr. Delpani will continue to serve as a member of Revlon's and RCPC's Board of Directors and as an advisor to the Company to assist with the transition of his roles and duties.  With the election of Mr. Garcia, Revlon's Board of Directors will be comprised of 13 members, 6 of whom constitute independent Directors under NYSE and SEC standards.

Prior to joining the Company, Mr. Garcia served in senior executive positions at the Colgate-Palmolive Company, including most recently as its Chief Operating Officer, Global Innovation and Growth, Europe/South Pacific & Hill's Pet Nutrition, a position he held since 2010, with expanded responsibility for Hill's Pet Nutrition beginning in 2012.  From 2007 to 2010, Mr. Garcia was EVP, President, Colgate-Latin America & Global Sustainability. Mr. Garcia joined Colgate in 2003 as President, Colgate-Asia Pacific. Prior to joining Colgate, Mr. Garcia was Senior Vice President of International Operations at the Timberland Company.  Mr. Garcia has served on the Boards of Directors of the following public reporting companies within the last five years: Kimberly-Clark Corporation (2011 – present).

On March 27, 2016, RCPC entered into an employment agreement with Mr. Garcia (the "Employment Agreement").  The initial term of Mr. Garcia's Employment Agreement is 5 years, subject to automatic annual extensions thereafter unless the Company or Mr. Garcia provides the other with at least 60 days' prior notice of its/his intent not to renew.  The initial 5-year term, and any subsequent annual renewals, may end earlier in accordance with the terms of the Employment Agreement.

Mr. Garcia's Employment Agreement provides that he will serve as the Company's President and Chief Executive Officer at an annual base salary of not less than $1,500,000, with a target annual bonus of 150% of his base salary (the "Target Bonus"), with the possibility of exceeding such amount based upon over-achievement of the Company's performance objectives up to a maximum of 200% of his base salary.  Pursuant to the terms and conditions of his Employment Agreement, Mr. Garcia's annual bonus for 2016 will not be less than $1.5 million.  Mr. Garcia will also receive a sign-on bonus of $2 million, payable in a lump sum within 30 days of the date on which his employment becomes effective (such date, the "Effective Date"). If Mr. Garcia resigns without "good reason" or is terminated by the Company for "cause" (as such terms are defined in the Employment Agreement) prior to the second anniversary of the Effective Date, he will be required to repay the sign-on bonus as follows: 100% of the after-tax amount if terminated within the first year, and 50% of the after-tax amount if terminated in the second year.

Pursuant to the terms and conditions of his Employment Agreement, Mr. Garcia will have the opportunity to earn a long-term compensation award based on specified Adjusted EBITDA targets covering the performance period commencing on the Effective Date and ending on December 31, 2019 (the "LTIP Award").  As described under the heading "Adoption of the Revlon Amended and Restated Executive Incentive Compensation Plan" below, the Company's Compensation Committee amended the Revlon Executive Incentive Compensation Plan to increase the per-year, per-person limitation on the amount of compensation payable pursuant to an "annual award" from $3.5 million to $5 million and to increase the per-year, per-person limitation on the amount of compensation payable pursuant to a "long-term award" from $3.5 million to $10 million.

On the first anniversary of the Effective Date (the "Grant Date"), Revlon will grant to Mr. Garcia restricted shares of Revlon Class A Common Stock, with the number of shares being in an amount equal to $10 million divided by the NYSE closing price of Revlon Class A Common Stock on the Effective Date (the "Restricted Stock Grant").  One-fifth of the Restricted Stock Grant will be vested on the Grant Date, with the remaining four-fifths vesting ratably on each of the first 4 anniversaries of the Grant Date, so long as Mr. Garcia remains employed with the Company on each applicable vesting date, subject to earlier vesting as described below.  In lieu of making the Restricted Stock Grant, the Board of Directors of Revlon may, at its election based on the occurrence of certain events impacting the price of Revlon's Class A Common Stock, choose to pay Mr. Garcia $3 million on each of the first 5 anniversaries of the Effective Date (the "Deferred Cash Award"), so long as Mr. Garcia remains employed with the Company on each applicable payment date, subject to earlier payment or vesting as described below.

Mr. Garcia is also eligible to participate in other benefit and perquisites plans generally made available to the Company's other senior executives at his level.

Upon termination of Mr. Garcia's employment due to his death or disability, Mr. Garcia will be eligible to receive (i) his annual bonus with respect to the year prior to the year of termination (if not already paid as of the termination date) (the "Prior Year Bonus"); (ii) his annual bonus with respect to the year of termination, based on actual performance and pro-rated for the number of days actually worked during such year (the "Pro-Rated Bonus"); and (iii) payment in respect of any outstanding LTIP awards, based on actual performance and pro-rated for the number of days actually worked during the applicable performance period (the "Pro-Rated LTIP").  Under such circumstances, any unvested portion of the Restricted Stock Grant will vest or, if being paid in lieu of the Restricted Stock Grant, the remaining unpaid Deferred Cash Award will be paid in full no later than March 15 of the year following the year in which any such termination occurs (as applicable, the "Restricted Stock Vesting" or the "Deferred Cash Payment").

In the event Mr. Garcia resigns for "good reason" or in the event the Company terminates Mr. Garcia's employment without "cause" (but for reasons other than death, disability or non-renewal of the Employment Agreement), Mr. Garcia will receive the payments and benefits described above.  In addition, the Company will pay Mr. Garcia an amount equal to 2 times the sum of (i) his annual base salary and (ii) an amount equal to the annual bonus paid to him for the year prior to the year of termination (such amount, the "Cash Severance").  The Cash Severance will be paid in equal installments over the 24-month period following Mr. Garcia's termination of employment; provided that payments in the second 12-month period are subject to reduction for any compensation that Mr. Garcia earns as an employee or consultant during that period (with certain exceptions).  The Company will also contribute to costs of premiums owed in respect of Mr. Garcia's continuation of health coverage pursuant to COBRA for the 24-month period following Mr. Garcia's termination or, if earlier, the date on which Mr. Garcia becomes eligible for coverage under the plans of a subsequent employer or is no longer eligible to receive benefits pursuant to COBRA (the "COBRA Benefits").

Upon a "change of control," the term of Mr. Garcia's Employment Agreement would be extended for 24 months from the effective date of such change of control (if such extended date would be longer than the expiration of the existing employment term) (such period, the "Extended Period").  If during the Extended Period Mr. Garcia terminates his employment for "COC good reason" (as defined in the Employment Agreement) or if the Company terminates his employment other than for "cause," he would receive in a lump sum: (a) 2 times the sum of (i) his base salary and (ii) his average gross annual bonus earned over the previous 5 years (or a lesser period based on the period for which Mr. Garcia was employed by the Company); and (b) the COBRA Benefits.  Mr. Garcia would also receive the Prior Year Bonus, Pro-Rated Bonus, Pro-Rated LTIP and the Restricted Stock Vesting or Deferred Cash Payment, as applicable. Any such payment would not be subject to reduction for any compensation that Mr. Garcia earns as an employee or consultant following termination.

Upon any termination of employment, Mr. Garcia will be subject to non-compete restrictions for 1 year following the date of termination (or, if terminated without "cause" or for "good reason" or "COC good reason", for 2 years following the date of termination) (either such period, the "Restricted Period"); provided that the non-compete shall only apply following the expiration of the employment term if the Company so elects and continues to pay Mr. Garcia his base salary for the 1-year period.  Mr. Garcia will also be subject to non-solicitation restrictions with respect to employees, customers and vendors during the Restricted Period.  The Company's obligation to provide the payments and benefits described above are subject to Mr. Garcia's continued compliance with such non-competition and non-solicitation restrictions during the Restricted Period.

The above payments and benefits are subject to Mr. Garcia's execution of a valid release of claims.

The foregoing description is qualified by reference to the full text of the Employment Agreement and the form of Restricted Stock Agreement attached as an exhibit to the Employment Agreement. A copy of the Employment Agreement and the form of Restricted Stock Agreement are filed as Exhibits 10.1 and 10.2 attached hereto and are incorporated herein by reference in their entirety into this Item 5.02.

Mr. Garcia does not have any family relationships with any of the Company's directors or executive officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

A copy of Revlon's press release regarding Mr. Garcia's election is attached to this Form 8-K as Exhibit 99.1 and it is incorporated by reference in its entirety into this Item 5.02.

Adoption of the Revlon Amended and Restated Executive Incentive Compensation Plan.  In connection with implementing the Employment Agreement, on March 24, 2016, the Company's Compensation Committee adopted the Revlon Amended and Restated Executive Incentive Compensation Plan (the "Amended Plan"), subject to approval by the Company's stockholders at the Company's annual meeting in 2016.  The Amended Plan is substantially similar to the Revlon Executive Incentive Compensation Plan, as amended and restated on March 11, 2015 (and approved by the Company's stockholders at the Company's annual meeting in 2015), except that the Amended Plan increases the per-year, per-person limitation on the amount of compensation payable pursuant to an "annual award" from $3.5 million to $5 million and increases the per-year, per-person limitation on the amount of compensation payable pursuant to a "long-term award" from $3.5 million to $10 million.

The foregoing description is qualified by reference to the full text of the Amended Plan.  A copy of the Amended Plan is filed as Exhibit 10.3 attached hereto and is incorporated herein by reference in its entirety into this Item 5.02.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated as of March 27, 2016 entered into between the Company and Fabian T. Garcia.
10.2	Form of Restricted Stock Agreement.
10.3	Revlon Amended and Restated Executive Incentive Compensation Plan, dated March 24, 2016.
99.1	Press Release, dated March 28, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVLON, INC.

	By:	/s/ Michael T. Sheehan
Michael T. Sheehan
Senior Vice President, Deputy General Counsel and Secretary

Date: March 28, 2016

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated as of March 27, 2016 entered into between the Company and Fabian T. Garcia.
10.2	Form of Restricted Stock Agreement.

10.3	Revlon Amended and Restated Executive Incentive Compensation Plan, dated March 24, 2016.

99.1	Press Release, dated March 28, 2016.